MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB-2 of UGODS, Inc., of our report dated May 22, 2006 on our audit of the financial statements of UGODS, Inc. as of March 31, 2006, and the results of its operations and cash flows for the period ended March 31, 2006 from inception February 8, 2005, and the reference to us under the caption "Experts".

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
May 24, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501